EXHIBIT 10.1

USG CORPORATION
DIVIDEND MAKE-WHOLE AMOUNT PLAN
1.    Purpose. The purpose of the USG Corporation Dividend Make-Whole Amount Plan is to provide a potential cash payment (a “Dividend Make-Whole Amount”) to each holder of outstanding, but unexercised, stock option awards, unvested market share unit awards and unvested performance share awards with respect to shares of the Company’s common stock (such shares, “Common Stock”, and such awards collectively, the “Incentive Equity Awards”) that were outstanding as of June 10, 2018 (each such person, a “Participant”), if certain requirements are met upon the consummation of the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger entered into by and among Gebr. Knauf KG, World Cup Merger Corporation, and the Company (the “Merger Agreement”). The Dividend Make-Whole Amount payments provided for under this Plan are intended to compensate each Participant for the value of the conditional special dividend anticipated to be paid by the Company to each holder of record of the Common Stock as of the date of the Company’s special meeting at which stockholders will be asked to consider and vote on a proposal to adopt the Merger Agreement (such date the “Record Date”), to the extent that such Participants were not otherwise eligible to participate in the conditional special dividend with respect to the shares of Common Stock underlying, as applicable, each of such Participant’s outstanding, but unexercised or unvested, as applicable, Incentive Equity Awards. The Plan sets forth the terms and conditions of the Dividend Make-Whole Amount, including the requirements that each Participant must meet in order to receive his or her Dividend Make-Whole Amount.
2.    Eligibility. Each Participant shall be eligible to receive a Dividend Make-Whole Amount if (a) such Participant is a holder of one or more Incentive Equity Awards that were outstanding as of June 10, 2018, (b) the Merger is consummated, and (c) such Participant continuously remains an employee of the Company or any of its subsidiaries through the date of the consummation of the Merger (the “Closing Date”); provided, however, if such Participant terminates employment with the Company or any of its subsidiaries prior to the Closing Date, and such Incentive Equity Awards remain outstanding following such termination in accordance with their terms, then this clause (c) will not apply to such Incentive Equity Awards and the Participant will still be eligible to receive payment of the Dividend Make-Whole Amount with respect to such outstanding Incentive Equity Awards. If the Merger is not consummated or the Participant’s employment with the Company or any of its subsidiaries terminates for any reason (other than a termination due to death, disability or retirement) prior to the Closing Date, such Participant will not be entitled to receive a Dividend Make-Whole Amount under the Plan.
3.    Amount of the Dividend Make-Whole Amount. The Dividend Make-Whole Amount will be a cash payment in an amount equal to the product of (a) $0.50, multiplied by (b) the number of shares of Common Stock that either (i) are or become vested and paid out on the Participant’s outstanding Incentive Equity Awards in connection with the closing of the Merger and did not otherwise participate in the conditional special dividend, or (ii) are or become vested and become payable following the Record Date, but prior to the Closing Date, in each case as determined by the Company. For the avoidance of doubt, (x) any shares of Common Stock underlying any outstanding restricted stock unit awards will not be included in the calculation of the Dividend Make-Whole Amount, and (y) to the extent that an Incentive Equity Award otherwise participates in the conditional special dividend for any reason (such as by being exercised or vested and settled in shares of Common Stock prior to the Record Date), such award will not be included in the determination of the Dividend Make-Whole Amount.
4.    Time of Payment. The Dividend Make-Whole Amount will be paid in a lump sum as soon as administratively possible following the Closing Date, but in no event later than 15 days following the Closing Date. The Dividend Make-Whole Amount is considered compensation. Payment will be made via the Company’s normal payroll process, and all applicable tax withholdings will be made.
5.    Section 409A. The payment of the Dividend Make-Whole Amount is intended to be exempt from, or compliant with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding any other provision of this Plan to the contrary, the Company does not guarantee any particular tax result for any Participant with respect to any payment provided to such Participant hereunder, and each Participant shall be responsible for any taxes imposed on him or her with respect to any such payment.
6.    Impact on Other Benefits. The Dividend Make-Whole Amount is not eligible earnings for the calculation of benefits under any USG or its subsidiaries benefit programs.
7.    No Right to Employment. The Plan is not to be construed as constituting an offer or guarantee of employment with the Company or any of its subsidiaries. Any disputes that arise concerning this program will be settled solely at the discretion of the Chief Administrative Officer of the Company or his successor.
8.    Governing Law. The Plan shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
9.    Effective Date/Termination. The Plan will be effective as of July 18, 2018, the date on which the Company’s Board of Directors approved the Plan. In the event the Merger is not approved for any reason, no Dividend Make-Whole Amounts will be paid and the Plan shall immediately terminate. The Plan shall also terminate after any earned Dividend Make-Whole Amount payments are distributed in accordance with Section 4 of the Plan.